Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements

In November 2011, Cubist commenced a tender offer to acquire all the outstanding shares of common stock of Adolor, and on December 12, 2011, Cubist completed the acquisition. Cubist acquired 100% of the outstanding shares of Adolor, upon which Adolor became a wholly-owned subsidiary of Cubist. Adolor was a biopharmaceutical company focused on the discovery, development and commercialization of novel prescription pain and pain management products. The Company’s acquisition of Adolor provides it with an existing commercialized product, ENTEREG® (alvimopan), as well as rights to an additional late-stage product candidate, CB-5945. The total consideration transferred by Cubist to Adolor included a cash payment of $220.8 million at closing and contingent consideration with an estimated acquisition-date fair value of $110.2 million. Cubist funded the upfront cash payment with its existing cash balances.

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Cubist and Adolor after giving effect to the acquisition of Adolor by Cubist using the acquisition method of accounting, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Accordingly, the tangible assets and identifiable intangible assets acquired and liabilities assumed were recorded at fair value, with the remaining purchase price recorded as goodwill. The purchase price adjustments reflected in the following unaudited pro forma condensed combined financial statements and set forth in Note 2 are preliminary and have been made solely for the purpose of preparing these statements. The unaudited pro forma condensed combined balance sheet as of September 30, 2011, is presented to give effect to the acquisition as if it had occurred on September 30, 2011. The unaudited pro forma condensed combined statements of income of Cubist and Adolor for the nine months ended September 30, 2011, and the year ended December 31, 2010, are presented as if the acquisition had occurred on January 1, 2010.

Both Cubist’s and Adolor’s fiscal periods end December 31st. As permitted by Regulation S-X, the unaudited pro forma condensed combined statement of income for the year ended December 31, 2010, has been prepared by combining Cubist’s consolidated statement of income for the year ended December 31, 2010, with the consolidated statement of operations of Adolor for the year ended December 31, 2010, as incorporated by reference to this Form 8-K/A. Similarly, the unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2011, has been prepared by combining Cubist’s unaudited consolidated statement of income for the nine months ended September 30, 2011, with the unaudited consolidated statement of operations of Adolor for the nine months ended September 30, 2011, as incorporated by reference to this Form 8-K/A. The unaudited pro forma condensed combined balance sheet as of September 30, 2011, has been prepared by combining Cubist’s unaudited consolidated balance sheet as of September 30, 2011, with Adolor’s unaudited consolidated balance sheet as of September 30, 2011, as incorporated by reference to this Form 8-K/A.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and the accompanying notes of Cubist included in Cubist’s Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Report on Form 10-Q for the nine months ended September 30, 2011, filed with the Securities and Exchange Commission (“SEC”) in 2011, and with the historical consolidated financial statements and the accompanying notes of Adolor included in Adolor’s Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Report on Form 10-Q for the nine months ended September 30, 2011, incorporated by reference to this Form 8-K/A. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Cubist that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Cubist. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that Cubist may achieve with respect to the combined companies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF

CUBIST PHARMACEUTICALS, INC. & ADOLOR CORPORATION

September 30, 2011

(in thousands)

	Historical		Pro Forma		Pro Forma
	Cubist	Adolor	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$223,954	$13,165	$(220,838	)(a)	$16,281
Short-term investments	751,229	10,000	—		761,229
Accounts receivable, net	79,863	3,060	—		82,923
Inventory	21,740	1,125	4,566	(b)	27,431
Deferred tax assets, net	3,575	—	12,401	(c)	15,976
Prepaid expenses and other current assets	25,859	943	2,921	(d)	29,723
Total current assets	1,106,220	28,293	(200,950)		933,563
Property and equipment, net	158,294	330	—		158,624
In-process research and development	194,000	—	117,400	(e)	311,400
Goodwill	61,459	—	62,992	(f)	124,451
Other intangible assets, net	11,947	19,189	145,411	(e)	176,547
Other assets	30,858	107	34,894	(b)	65,859
Total assets	$1,562,778	$47,919	$159,747		$1,770,444

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$19,911	$1,017	$—		$20,928
Accrued liabilities	93,739	8,576	13,086	(d)	115,401
Short-term note payable	—	2,796	204	(g)	3,000
Short-term deferred revenue	4,408	172	—		4,580
Short-term contingent consideration	58,739	—	—		58,739
Total current liabilities	176,797	12,561	13,290		202,648
Long-term deferred revenue	25,991	—	—		25,991
Long-term deferred tax liabilities, net	72,914	—	65,766	(c)	138,680
Long-term contingent consideration	72,741	—	110,200	(h)	182,941
Long-term debt, net	449,507	—	—		449,507
Long-term note payable	—	14,179	1,721	(g)	15,900
Other long-term liabilities	7,666	114	—		7,780
Total liabilities	805,616	26,854	190,977		1,023,447
Stockholders’ equity:
Common stock	61	5	(5	)(i)	61
Additional paid-in capital	868,630	551,514	(551,514	)(i)	868,630
Accumulated other comprehensive income (loss)	(409)	1	(1	)(i)	(409)
Treasury stock	—	(37)	37	(i)	—
Accumulated deficit	(111,120)	(530,418)	520,253	(j)	(121,285)
Total stockholders’ equity	757,162	21,065	(31,230)		746,997
Total liabilities and stockholders’ equity	$1,562,778	$47,919	$159,747		$1,770,444

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME OF

CUBIST PHARMACEUTICALS, INC. & ADOLOR CORPORATION

For the Nine Months Ended

September 30, 2011

(in thousands, except share and per share data)

	Historical		Pro Forma		Pro Forma
	Cubist	Adolor	Adjustments		Combined
Revenues:
U.S. product revenues, net	$508,724	$23,490	$—		$532,214
International product revenues	25,825	—	—		25,825
Service revenues	3,020	—	—		3,020
Other revenues	3,498	24,644	—		28,142
Total revenues, net	541,067	48,134	—		589,201

Costs and expenses:
Cost of product revenues	123,933	2,736	16,451	(k)	143,120
Research and development	128,458	19,501	—		147,959
Contingent consideration	84,983	—	—		84,983
Selling, general and administrative	114,454	26,360	—		140,814
Total costs and expenses	451,828	48,597	16,451		516,876

Operating income (loss)	89,239	(463)	(16,451)		72,325

Other income (expense):
Interest income	2,002	37	(489	)(l)	1,550
Interest expense	(23,585)	(112)	(652	)(m)	(24,349)
Other income	1,002	376	—		1,378
Total other income (expense), net	(20,581)	301	(1,141)		(21,421)

Income (loss) before income taxes	68,658	(162)	(17,592)		50,904

Provision for income taxes	42,453	—	(6,824	)(n)	35,629

Net income (loss)	$26,205	$(162)	$(10,768)		$15,275

Basic net income per common share	$0.43		$(0.18	)(o)	$0.25
Diluted net income per common share	$0.41		$(0.17	)(o)	$0.24

Shares used in calculating:
Basic net income per common share	60,411,324		—		60,411,324
Diluted net income per common share	77,834,805		(15,424,155	)(o)	62,410,650

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME OF

CUBIST PHARMACEUTICALS, INC. & ADOLOR CORPORATION

For the Year Ended

December 31, 2010

(in thousands except share and per share data)

	Historical		Pro Forma		Pro Forma
	Cubist	Adolor	Adjustments		Combined
Revenues:
U.S. product revenues, net	$599,601	$25,386	$—		$624,987
International product revenues	25,316	—	—		25,316
Service revenues	8,500	—	—		8,500
Other revenues	3,041	17,916	—		20,957
Total revenues, net	636,458	43,302	—		679,760

Costs and expenses:
Cost of product revenues	140,765	2,877	20,938	(k)	164,580
Research and development	157,854	33,210	—		191,064
Contingent consideration	4,897	—	—		4,897
Selling, general and administrative	143,343	34,053	—		177,396
Restructuring charge	—	1,919	—		1,919
Total costs and expenses	446,859	72,059	20,938		539,856

Operating income (loss)	189,599	(28,757)	(20,938)		139,904

Other income (expense):
Interest income	4,700	188	(1,464	)(l)	3,424
Interest expense	(25,580)	—	(952	)(m)	(26,532)
Other income (expense)	(14,410)	1,294	—		(13,116)
Total other income (expense), net	(35,290)	1,482	(2,416)		(36,224)

Income (loss) before income taxes	154,309	(27,275)	(23,354)		103,680

Provision for income taxes	59,984	—	(19,401	)(n)	40,583

Net income (loss)	$94,325	$(27,275)	$(3,953)		$63,097

Basic net income per common share	$1.60		$(0.53	)(o)	$1.07
Diluted net income per common share	$1.55		$(0.50	)(o)	$1.05

Shares used in calculating:
Basic net income per common share	58,795,467		—		58,795,467
Diluted net income per common share	62,659,632		—		62,659,632

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.                Basis of pro forma presentation

Pursuant to a merger agreement entered into by and among Cubist and Adolor on October 24, 2011, Cubist commenced a tender offer in November 2011 to acquire all the outstanding shares of common stock of Adolor. On December 12, 2011, Cubist completed the acquisition by acquiring 100% of the outstanding shares of Adolor, a publicly-held biopharmaceutical company based in Exton, Pennsylvania, upon which Adolor became a wholly-owned subsidiary of Cubist.

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2010, and nine months ended September 30, 2011, give effect to the acquisition as if it occurred on January 1, 2010. The unaudited pro forma condensed combined balance sheet as of September 30, 2011, gives effect to the acquisition as if it occurred on September 30, 2011.

The unaudited pro forma condensed combined financial statements have been derived from, and should be read in conjunction with, the historical consolidated financial statements, including the notes thereto, of each of Cubist and Adolor. Cubist’s consolidated financial statements are included in Cubist’s Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Reports on Form 10-Q filed in 2011 with the SEC. Adolor’s consolidated financial statements are included in Adolor’s Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Reports on Form 10-Q filed in 2011 with the SEC and incorporated by reference to this Form 8-K/A. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have been achieved had the acquisition been completed as of the dates indicated above or the results that may be attained in the future.

2.                Acquisition of Adolor

As described above, on December 12, 2011, Cubist acquired 100% of the outstanding shares of Adolor upon which Adolor became a wholly-owned subsidiary of Cubist. Adolor was a biopharmaceutical company focused on the discovery, development and commercialization of novel prescription pain and pain management products. The Company’s acquisition of Adolor provides it with an existing commercialized product, ENTEREG, as well as rights to an additional late-stage product candidate, CB-5945, among other assets.

The following table summarizes the fair value of total consideration at December 12, 2011:

Total
Acquisition-
Date
Fair Value
(in thousands)
Cash	$220,838
Contingent consideration	110,200
Total consideration	$331,038

The contingent consideration relates to the achievement of certain regulatory milestones, sales milestones, or a combination of both, with respect to CB-5945, in which Cubist granted non-transferable contingent payment rights, or CPRs, to the former shareholders of Adolor upon achievement of such milestones. The CPRs represent the right to receive additional payments above the upfront purchase price, up to a maximum of $4.50 for each share owned by Adolor’s former shareholders. The CPRs may not be sold, assigned, transferred, pledged, encumbered or disposed of, subject to limited exceptions. The aggregate, undiscounted amount of contingent consideration that Cubist could pay under the merger agreement ranges from zero to approximately $233.8 million.

The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the tangible assets and identifiable intangible assets acquired and liabilities assumed were recorded at fair value, with the remaining purchase price recorded as goodwill.

For purposes of these unaudited pro forma condensed combined financial statements, the above estimated purchase price has been allocated based on an estimate of the fair value of net assets acquired. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as if the transaction occurred on September 30, 2011:

(in thousands)
Cash	$13,165
Investments	10,000
Inventory	40,585
In-process reaserch and development (IPR&D)	117,400
ENTEREG intangible asset	164,600
Deferred tax assets	54,713
Goodwill	62,992
Other assets aquired	4,440
Total assets acquired	467,895
Deferred tax liabilities	(108,078)
Payable to Glaxo	(18,900)
Other liabilities assumed	(9,879)
Total liabilities assumed	(136,857)
Total net assets acquired	$331,038

The pro forma purchase price allocation presented is for illustrative purposes only and these amounts are not intended to represent or be indicative of the purchase price allocation that would have been reported to give effect to the acquisition as if it had occurred as of the pro forma balance sheet date. In addition, the pro forma purchase price allocation has been prepared on a preliminary basis and is subject to change as additional information becomes available concerning the fair value and tax basis of the acquired assets and liabilities.

The deferred tax assets of $54.7 million are primarily related to federal net operating loss (“NOL”) carryforwards of Adolor. The deferred tax liability of $108.1 million primarily relates to the temporary differences associated with inventory, acquired IPR&D and ENTEREG intangible assets, which are not deductible for tax purposes. The difference between the purchase price and the fair value of the assets acquired and liabilities assumed of $63.0 million was recorded to goodwill. This goodwill represents the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. None of this goodwill is expected to be deductible for tax purposes.

Of the identifiable assets acquired, $117.4 million relates to the IPR&D asset, CB-5945. The fair value of the acquired IPR&D asset was determined using an income approach, including a discount rate of 16.0%, applied to the probability-adjusted after-tax cash flows. The Company believes the assumptions are representative of those a market participant would use in estimating fair value. CB-5945 is an oral, peripherally-restricted mu opioid receptor antagonist currently in development for the treatment of chronic opioid-induced constipation, for which Cubist expects to initiate Phase 3 clinical trials in 2012.

The Company also recorded $164.6 million of finite-lived other intangible assets related to the rights to ENTEREG. The fair value of the acquired ENTEREG intangible asset was determined using an income approach, including a discount rate of 15.0%, applied to the after-tax cash flows.

In connection with the acquisition of Adolor in December 2011, Cubist assumed the obligation to pay Glaxo Group Limited (“Glaxo”) the remaining annual payments aggregating to $22.5 million as a result of Adolor’s termination of its collaboration agreement with Glaxo in September 2011. Cubist recorded $18.9 million upon acquisition, which represented the fair value of the remaining annual payments, to be paid over a six-year period, based on a discount rate of 5.3%.

In addition, the Company recorded $40.6 million of ENTEREG inventory that was acquired from Adolor. Inventory included in other long-term assets within the unaudited pro forma condensed combined balance sheet as of September 30, 2011, represents the amount of ENTEREG inventory held that is in excess of the amount expected to be sold within one year. Cubist recorded the acquired ENTEREG inventory at its fair value, which required a step-up adjustment to recognize the inventory at its expected net realizable value. The inventory step-up will be recorded as cost of product revenues within the consolidated statements of income as the related inventory is sold, which is expected to be over a period of approximately eight years.

3.                Pro Forma Adjustments and Assumptions

The pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements represent estimated values and amounts based on available information and do not reflect cost savings that management believes could have resulted had the acquisition been completed as of the dates indicated above. The unaudited pro forma condensed combined balance sheet reflects the acquisition using the acquisition method as of September 30, 2011, and the unaudited pro forma condensed combined statements of income reflect the acquisition using the acquisition method as of January 1, 2010.

Pro forma adjustments to the balance sheet:

(a)          To record the cash portion of the purchase price paid to Adolor’s stockholders.

(b)         To record acquired inventory at fair value, an adjustment of approximately $39.5 million was required. This consists of $6.6 million related to amounts previously expensed by Adolor when inventory was in the development stage, and $32.9 million related to a fair value step-up. Inventory included in other long-term assets within the unaudited pro forma condensed combined balance sheet as of September 30, 2011, represents the amount of ENTEREG inventory that is in excess of the amount expected to be sold within one year:

(in thousands)
Inventory	$4,566
Other assets	34,894
$39,460

(c)          To record deferred tax assets and liabilities:

(in thousands)
Short-term deferred tax assets	$12,401

Long-term deferred tax assets	$42,312
Deferred tax liabilities	(108,078)
Deferred tax liabilities, net	$(65,766)

The total deferred tax assets of $54.7 million are primarily related to federal NOL carryforwards of Adolor. The deferred tax liability of $108.1 million primarily relates to temporary differences with inventory, acquired IPR&D and intangible assets. Deferred tax assets and liabilities have been calculated using a statutory tax rate.

(d)         To record accrual of acquisition-related transaction costs and the associated tax impact.

(e)          To record acquired IPR&D and intangible assets related to ENTEREG and to eliminate Adolor’s previously recorded intangible asset related to ENTEREG:

(in thousands)
IPR&D	$117,400

Other intangible assets - acquired	$164,600
Other intangible assets - eliminated	(19,189)
$145,411

(f)            To reflect the portion of the total purchase price recorded to goodwill based on the estimated fair value of the total purchase price less the estimated fair values of identifiable tangible and intangible assets acquired and liabilities assumed.

(g)         To record fair value adjustments on short and long-term liabilities relating to the Glaxo deferred payment obligation assumed at the acquisition date.

(h)         To record the fair value of contingent consideration.

(i)    To eliminate Adolor’s balance of stockholders’ equity.

(j)    To eliminate Adolor’s accumulated deficit and to adjust Cubist’s accumulated deficit for the effect of accrued transaction costs related to the acquisition and the resulting tax impact (refer to Adjustment d):

(in thousands)
Adolor’s accumulated deficit - eliminated	$530,418
Cubist’s accumulated deficit - adjustment	(10,165)
$520,253

Pro forma adjustments to the statements of income:

(k)   To record cost of product revenues for the inventory step-up and amortization of the intangible asset. Inventory step-up is recorded as cost of product revenues as the related inventory is sold. The intangible asset is amortized using the straight-line method over approximately nine years.

	Nine Months Ended September 30, 2011	Year Ended December 31, 2010
	(in thousands)	(in thousands)
Inventory step-up cost of product revenues	$2,685	$2,583
Intangible asset amortization	13,766	18,355
	$16,451	$20,938

(l)    To give effect to the acquisition occurring on January 1, 2010, these adjustments eliminated Adolor’s interest income for the nine months ended September 30, 2011, and the year ended December 31, 2010, and reduced Cubist’s interest income by the interest earned in the periods presented on the $220.8 million upfront cash purchase price, net of cash acquired.

(m)  To record interest expense on deferred payment obligation payable to Glaxo assumed in the acquisition.

(n)   To adjust the income tax provision for the inclusion of Adolor’s operating results and the effect of pro forma adjustments for the nine months ended September 30, 2011, and the year ended December 31, 2010.

(o)   The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma combined net income for the periods presented. In addition, the diluted number of shares used in calculating the pro forma combined earnings per share for the nine months ended September 30, 2011, has been adjusted to remove the effects of Cubist’s 2.50% convertible senior notes due in 2017, as their inclusion would have been anti-dilutive.